Exhibit 99.1
1155 Battery Street, San Francisco, CA 94111

Investor Contact:	Moira Conlon
Abernathy MacGregor Group
(213) 630-6550

Media Contact:	Jeff Beckman
Levi Strauss & Co.
(415) 501-3317
Levi Strauss & Co. Commences Tender Offer and
Solicitation of Consents for its 12.25% Senior Notes Due 2012
SAN FRANCISCO (September 19, 2007) — Levi Strauss & Co. today announced that it has commenced a cash tender offer for any and all of its outstanding $525.0 million aggregate principal amount of 12.25% Senior Notes due 2012 (the “Notes”) on the terms and subject to the conditions set forth in the company’s Offer to Purchase and Consent Solicitation Statement dated September 19, 2007. The tender offer will expire at 12:00 midnight, New York City time, on Wednesday, October 17, 2007, unless extended or earlier terminated by the company. In connection with the cash tender offer, the company is also soliciting consents to amend the indenture under which the Notes were issued to eliminate or make less restrictive most of the restrictive covenants, and certain related events of default, contained in the indenture. The tender offer documents more fully set forth the terms of the tender offer and consent solicitation.
The total consideration for each $1,000 principal amount of Notes validly tendered and not withdrawn prior to the Consent Payment Deadline described below, and accepted for purchase pursuant to the tender offer, will be determined as specified in the tender offer documents and will be equal to the present value, minus accrued interest, on the applicable payment date for the tender of Notes of (i) $1,061.25 and (ii) the remaining scheduled interest payments on such Notes after the payment date for the tender of Notes to December 15, 2007 (the “Redemption Date”), in each case determined on the basis of a yield to the Redemption Date equal to the sum of (A) the yield on the 4.375% U.S. Treasury note due December 31, 2007 (the “Reference Treasury Security”), as calculated by Credit Suisse Securities (USA) LLC (“Credit Suisse”), acting as dealer manager, in accordance with standard market practice, based on the bid side price for the Reference Treasury Security on the price determination date, as described in the tender offer documents, plus (B) a fixed spread of 50 basis points.
Each holder who validly tenders its Notes and delivers consents on or prior to 5:00 p.m., New York City time, on October 3, 2007 (the “Consent Payment Deadline”) will be entitled to a consent payment, which is included in the total consideration above, of $30.00 for each $1,000 principal amount of Notes tendered by such holder if such Notes are accepted for purchase pursuant to the tender offer. Holders who tender Notes after the Consent Payment Deadline, but prior to the expiration of the tender offer, will not be entitled to receive the consent payment.
Prior to the expiration of the tender offer, upon satisfaction or waiver of the conditions to the tender offer, the company may, at its option, accept and pay for Notes tendered. Subject to limited conditions, all Notes tendered after the Consent Payment Deadline for purchase will be accepted and paid for promptly following the expiration date of the tender offer. Holders will be paid accrued and unpaid interest up to but not including the applicable date of payment.

The company’s obligation to consummate the tender offer is conditioned upon the satisfaction of certain conditions, including (i) the company having amended its senior secured revolving credit facility to increase its line of credit thereunder by an additional $200 million to $750 million, which shall include a $250 million tranche that is secured by the Levi’s® trademark in the United States, upon terms and conditions satisfactory to it and (ii) holders of Notes representing not less than a majority in principal amount of the outstanding Notes having tendered their Notes and delivered their consents. Full details of the terms and conditions of the tender offer are included in the company’s Offer to Purchase and Consent Solicitation Statement dated September 19, 2007.
The company has retained Credit Suisse as dealer manager and solicitation agent in connection with the tender offer and consent solicitation. Questions about the tender offer and consent solicitation may be directed to Credit Suisse at 212-325-4951 (collect). Holders can request documents from D.F. King & Co., Inc., the information agent and tender agent, at 888-887-0082 (U.S. toll free) or 212-269-5550 (collect).
This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other security. The tender offer is made only by an Offer to Purchase and Consent Solicitation Statement dated September 19, 2007. The tender offer is not being made directly or indirectly to any resident or person located in Italy or in any other jurisdiction where the tender offer would be unlawful.
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.
Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended 2006, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release.
We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
# # #